EXECUTION COPY

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of April 10, 2024, is by and between Microvast Holdings, Inc., a Delaware corporation (together with its direct and indirect subsidiaries and affiliates, the “Company”), and Craig Webster (“Executive”).

WHEREAS, Executive currently provides services to the Company as its Chief Financial Officer pursuant to the terms of that certain Employment Agreement by and between the Company and Executive, dated April 14, 2022 (the “Employment Agreement”);

WHEREAS, the Company and Executive agree that Executive’s service with the Company as its Chief Financial Officer shall cease, effective as of April 10, 2024 (the “Transition Date”); and

WHEREAS, to ensure an orderly transition, the Company and Executive agree that Executive shall remain an employee of the Company providing advisory services to the Company for the Transition Period (as defined below) pursuant to the terms and conditions of this Agreement, effective as of the Transition Date.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                  Transition Services.

(a)               Effective as of the Transition Date, Executive shall cease to be employed as the Chief Financial Officer of the Company and shall become employed as a Special Advisor to the Chief Executive Officer of the Company (the “CEO”) and provide the Company with such transition support and services as may be reasonably requested by the CEO, the Chief Financial Officer of the Company or the Company’s Board of Directors (the “Transition Services”). Executive may provide services to other businesses and organizations without the consent of the Company provided that such services will not interfere significantly with the faithful performance of the Transition Services and will not cause Executive to violate Section 8 of this Agreement.

(b)               Executive generally will provide the Transition Services on a remote basis, and the Transition Services shall not require Executive to devote more than twenty (20) hours per month. The Company shall provide Executive with access to its premises, materials, information and systems to the extent necessary for the performance of the Transition Services. Executive shall comply with all Company rules and procedures communicated to Executive in writing by the Company, including those related to safety, security and confidentiality, and all applicable laws and regulatory requirements.

2.                  Term. Executive shall remain employed by the Company and provide the Transition Services from the Transition Date through April 10, 2025 (the “Separation Date”) unless earlier terminated in accordance with Section 6 (the “Transition Period”). The Transition Period may be extended only by the mutual written agreement of the Company and Executive.

3.                  Compensation.

(a)               In exchange for the Transition Services, during the Transition Period, the Company shall pay Executive (i) salary (the “Salary”) equal to $16,666.67 per month, prorated for any partial months during the Transition Period, payable in monthly installments in accordance with the Company’s ordinary payroll practices as established from time to time, (ii) a flat payment equal to $48,000, payable in lump-sum in accordance with the Company’s ordinary payroll practices on the first payroll period that occurs following the Transition Date and (iii) a payment from the Company’s short-term incentive program for 2024 consistent with the actual payments made to the Company’s executive officers following certification of the performance goals for the short-term incentive program for 2024, prorated for the time period beginning January 1, 2024 and concluding March 31, 2024, payable in lump-sum at the time such payments are made to the Company’s executive officers. All payments in this Section 3(a) shall be subject to applicable tax withholding and other authorized deductions.

(b)               The Company shall reimburse Executive for reasonable travel and other business-related expenses incurred by Executive in the fulfillment of the Transition Services, upon presentation of written documentation thereof, in accordance with the business expense reimbursement policies and procedures of the Company as in effect from time to time. Payments with respect to reimbursements of expenses shall be made consistent with the Company’s reimbursement policies and procedures and in no event later than the last day of the calendar year following the calendar year in which the relevant expense is incurred. The Company shall additionally reimburse Executive for reasonable housing-related costs incurred following the Transition Date through the end of calendar-year 2024. For the avoidance of doubt, the Company shall not reimburse Executive for any expenses incurred in connection with Executive’s relocation following the Transition Date.

(c)               Executive shall be entitled to participate in the following employee benefit plans or programs of the Company during the Transition Period: group health insurance, dental insurance, vision insurance and flexible spending accounts.

4.                  Equity Treatment. In connection with the termination of Executive’s employment, Executive’s equity-based awards, to the extent they remain unvested as of the Separation Date, shall be treated as follows:

(a)	the restricted stock units (“RSUs”) granted to Executive on January 31, 2023 (of which 50,000 RSUs remain unvested) and performance stock units (“PSUs”) granted to Executive on January 31, 2023 (of which 75,000 remain unvested) will vest in full immediately following the Separation Date; and
(b)	the stock options granted to Executive on April 14, 2022 (of which 666,667 stock options remain unvested) will vest in full immediately following the Separation Date. The vested portion of the stock options will remain exercisable until the earlier of (i) ninety (90) days following the date on which the Transition Period ends or (ii) the expiration date of the stock options.

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Except as set forth in this Section 4, effective as of the Transition Date, any unvested Company equity awards granted to Executive, including any unvested RSU, PSU and stock option awards, will be cancelled and forfeited automatically for no consideration. The RSUs and PSUs referenced in clause (a) that are vested in accordance with this Section 4 will be settled as soon as reasonably practicable following the Separation Date, provided that the RSUs and PSUs above will in no event be settled prior to the expiration of the Revocation Period (as defined below) and will only vest and be settled if Executive has not revoked Executive’s release in accordance with Section 7(f).

5.                  Agency; Employment Relationship. Immediately following the Transition Date, Executive shall no longer be employed as an officer of the Company and, during the Transition Period, Executive shall only be employed as an ordinary employee of the Company in Executive’s role as Special Advisor to the CEO. Executive has no authority (and shall not hold himself out as having authority) to bind the Company, and Executive shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent. Following the Transition Date, Executive shall not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing, or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, except as otherwise provided in Section 3. The Company shall be entitled to withhold any and all federal, state and local taxes required to be withheld under applicable law, including, but not limited to, income resulting from the vesting or exercise of equity awards that the Company granted to Executive prior to the Transition Date.

6.                  Termination of Services.  The Company shall have the right to terminate Executive’s employment and Transition Services pursuant to this Agreement upon a material breach of this Agreement by Executive (including any breach of Executive’s obligations set forth in Section 8) and Executive shall have the right to terminate his employment and Transition Services pursuant to this Agreement with no less than 90 days’ written notice to the Company, provided that in either case, the Company shall pay Executive the sum of any earned but unpaid Salary and reimbursement of expenses to which Executive is entitled through the termination date. Any termination of Executive’s services under this Agreement (other than on account of death of Executive) shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 19.

7.                  Release.

(a)               In consideration of the payments and benefits provided to Executive under this Agreement and after consultation with counsel, Executive and each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (the “Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) Executive’s employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service and (ii) any

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event, condition, circumstance or obligation that occurred, existed or arose on or prior to the Transition Date; provided, however, that Executive does not release, discharge or waive (i) any rights to payments and benefits provided under this Agreement, (ii) any right Executive may have to enforce this Agreement, (iii) Executive’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate document, or any applicable insurance policy, with respect to any liability Executive incurred or might incur as an employee, officer or director of the Company or (iv) any claims for accrued, vested benefits under any long-term incentive, employee benefit or retirement plan of the Company, subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under the Employee Retirement Income Security Act of 1974, as amended.

(b)               For the purpose of implementing a full and complete release, Executive understands and agrees that the release contained in this Agreement is intended to include all Claims, if any, that the Releasors may have and do not now know or suspect to exist in their favor against the Releasees, from the beginning of time until the time Executive signs this Agreement, and this Agreement extinguishes those Claims.

(c)               Executive agrees not to initiate or cause to be initiated on Executive’s behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to Executive’s employment or the termination thereof, other than with respect to any claim that is not released hereunder including with respect to the obligations of the Company to Executive and Executive to the Company under this Agreement (each, individually, a “Proceeding”), and Executive agrees not to participate voluntarily in any Proceeding. Except as provided in Section 7(e), Executive waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(d)               Executive acknowledges that, pursuant to the Defend Trade Secrets Act of 2016, an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal or (iii) made to his or her attorney or used in a court proceeding in an anti-retaliation lawsuit based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(e)               Executive understands and acknowledges that Executive has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Agreement are intended to prohibit Executive from disclosing this Agreement to, or from cooperating with or reporting violations to, the Securities and Exchange Commission or any other such governmental entity, and Executive may do so without disclosure to the Company. The Company may not retaliate against Executive for any of these activities. Further, nothing in this Agreement precludes Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement would require Executive to waive any monetary award or other payment that Executive might become entitled to from any such governmental entity.

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(f)                In further consideration of the payments and benefits provided to Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the Transition Date arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, Executive hereby acknowledges and confirms the following:  (i) Executive was advised by the Company in connection with Executive’s termination of employment to consult with an attorney of Executive’s choice prior to signing this Agreement and to have such attorney explain to Executive the terms of this Agreement, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of Executive’s choosing with respect thereto; and (iii) Executive knowingly and voluntarily accepts the terms of this Agreement. Executive also understands that Executive has seven days following the date on which Executive signs this Agreement (the “Revocation Period”) within which to revoke the release contained in this Section 7(f) by providing the Company a written notice of Executive’s revocation of the release and waiver contained in this Section 7(f). No such revocation by Executive will be effective unless it is in writing and signed by Executive and received by the Company prior to the expiration of the Revocation Period. The Releasees also agree to release and forever discharge Executive, and each of Executive’s respective heirs, executors, administrators, attorneys, representatives, agents, successors and assigns from all claims, whether known or unknown, whether arising under contract, tort, statute, or common law, to the same degree and extent as Executive releases the Releasees, provided, however, that the Releasees do not release, discharge or waive Executive for any Claims involving or related to Executive’s (i) intentional misconduct, (ii) fraud or (iii) or material breach of Executive’s duty of loyalty to the Company.

8.                  Continuing Obligations. Executive acknowledges and agrees that Executive continues to be subject to, and will abide by, the terms of Sections 8 through 10 of the Employment Agreement (which provisions are incorporated herein by reference). Executive further acknowledges that nothing in this Agreement restricts Executive from making statements or disclosures to any third party to the extent protected by the National Labor Relations Act (including to the extent applicable under Section 7 thereunder).

9.                  Representations and Warranties. Executive represents and warrants to the Company that:

(a)               Executive has the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of Executive’s obligations in this Agreement;

(b)               Executive’s entering into this Agreement with the Company and performance of the Transition Services do not and will not conflict with or result in any breach or default under any other agreement to which Executive is subject;

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(c)               Executive has the required skill, experience, and qualifications to perform the Transition Services, shall perform the Transition Services in a professional and workmanlike manner in accordance with the best industry standards for similar services and shall devote sufficient resources to ensure that the Transition Services are performed in a timely and reliable manner;

(d)               Executive shall perform the Transition Services in compliance with all applicable federal, state and local laws and regulations, including by maintaining all licenses, permits and registrations required to perform the Transition Services;

(e)               the Company will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind; and

(f)                all Work Product is and shall be Executive’s original work (except for material in the public domain or provided by the Company) and does not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.

10.              Section 409A of the Code. The payments and benefits under this Agreement are intended to either comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other official guidance thereunder (“Section 409A”) or be exempt from the application of Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A. Notwithstanding anything herein to the contrary, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement is guaranteed, and Executive shall be responsible for any and all income taxes due with respect to the arrangements contemplated by this Agreement.

11.              Arbitration.  Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with Executive’s services to the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in Houston, Texas, in accordance with the Employment rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereon.

12.              Assignment; Binding Agreement. Executive shall not assign, transfer or subcontract any right in or obligation arising under this Agreement without the Company’s prior written consent. Any assignment in violation of this paragraph shall be void. The Company may freely assign its rights and obligations under this Agreement at any time. This Agreement is binding on and shall inure to the benefit of each party’s heirs, executors, legal representatives, successors and permitted assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company, and Executive’s heirs and the personal representatives of Executive’s estate.

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13.              Amendment; Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14.              Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that State.

15.              Survival of Certain Provisions.  The rights and obligations set forth in this Agreement that, by their terms, extend beyond the Transition Period shall survive the Transition Period.

16.              Entire Agreement.  This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes any express or implied, written or oral, prior agreements, commitments, writings or understandings with respect to the terms of Executive’s employment (including the Employment Agreement, but not superseding the provisions thereunder expressly incorporated into this Agreement by reference) or the provision of the Transition Services or other consulting services with the Company.

17.              Counterparts.  This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

18.              Headings.  The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

19.              Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

12603 Southwest Freeway, Suite 300

Stafford, Texas 77477

Attention:  Office of the General Counsel

Email: legal@microvast.com

With a copy to:

John J. Cannon III
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Email: jcannon@shearman.com

To Executive:

At the most recent address of Executive on file with the Company

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All such notices shall be conclusively deemed to be received and shall be effective (a) if sent by hand delivery, upon receipt, or (b) if sent by electronic mail or facsimile, upon receipt by the sender of confirmation of such transmission; provided, however, that any electronic mail or facsimile will be deemed received and effective only if followed, within 48 hours, by a hard copy sent by certified United States mail.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its officer pursuant to the authority of its Board, and Executive has executed this Agreement, as of the day and year first written above.

MICROVAST HOLDINGS, INC.

By:	/s/ Yang Wu
Name: Yang Wu
Title: Chief Executive Officer

EXECUTIVE

/s/ Craig Webster
Name: Craig Webster

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